SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2011

 Zevotek, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-137210	05-0630427
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

900 Southeast Ocean Blvd.
Stuart, FL 34994
(Address of principal executive offices) (zip code)

772-600-2676
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference Anslow LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On September 12, 2011, the Estate of Anthony of Intrieri (the “Estate”) entered into a securities purchase agreement (the “Purchase Agreement”) with Nikhil Kaila (the “Buyer”), pursuant to which the Estate sold 1,000,000 shares of Series B Preferred Stock of Zevotek, Inc. (the “Company”) to the Buyer, for an aggregate purchase price of $25,000. Each share of Series B Preferred Stock entitles its holder to 5,000 votes, such that the 1,000,000 shares of Series B Preferred Stock sold pursuant to the Purchase Agreement represent approximately 72% of the voting power of the Company’s shareholders.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 13, 2011, the holder of a majority of the voting power of the Company’s shareholders, acting by written consent, approved an amendment to the Company’s certificate of incorporation to effect a 5,000-to-1 reverse stock split of the Company’s common stock (the “Amendment”). The holder of the Company’s 1,000,000 outstanding shares of Series B Preferred Stock, representing 5,000,000,000 votes out of a total of 6,947,155,233 possible votes, or approximately 72% of the voting power of the Company’s shareholders, voted in favor of the Amendment. On September 26, 2011, the Company filed the Amendment with the Secretary of State of Delaware. The Company is in the process of notifying the Financial Industry Regulatory Authority of the reverse split.

Item 5.07. Submission of Matters to a Vote of Security Holders.

See Item 5.03.

Item 9.01. Financial Statements and Exhibits.

3.1	Certificate of Amendment of Certificate of Incorporation of Zevotek, Inc., filed on September 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEVOTEK, INC.

Date: October 5, 2011	By:	/s/ Robert Babkie
Robert Babkie President and Chief Executive Officer